FOR IMMEDIATE RELEASE
June 24, 1998

                 HUBCO, Inc. Initiated Trust Preferred Offering

         MAHWAH, NEW JERSEY, June 24, 1998 -- HUBCO, Inc. (NASDAQ:HUBC) announced that it has placed $50,000,000 in aggregate principal amount of 7.65% Capital Securities using HUBCO Capital Trust II, a statutory business trust formed under the laws of the State of Delaware. The Capital Securities pay interest semi-annually, each on June 15 and December 15. Interest on the Capital Securities may, at the option of HUBCO, be deferred for up to five years. The Capital Securities will mature on June 15, 2028 and are callable on and after June 15, 2008 subject to the prior approval of the Federal Reserve to the extent necessary at that time.

         The placement of the Capital Securities was underwritten by Keefe, Bruyette & Woods, Inc.

         The net proceeds of the offering are expected to be used for general corporate purposes, including acquisition opportunities which may arise from time to time. The Capital Securities will be eligible to qualify as Tier I capital under the capital guidelines of the Federal Reserve. The $50 million is included in Tier I capital for regulatory purposes, subject to certain limitations, but is classified as long-term debt for financial reporting purposes.

         The interest rate on the Capital Securities may increase by 25 basis points if conditions related to the filing of a registration statement with respect to the securities is not met.